FIRST PACIFIC ADVISORS, INC.
	11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA
90064
	WRITER'S DIRECT DIAL NUMBER
	(310) 996-5458



                                                  February 12, 2001


VIA EDGAR


Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of Fleetwood Enterprises, Inc.


Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities
Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended December 31, 2000 which has been filed through the EDGAR system. No filing fee is required.

If you have any questions regarding this filing, please contact the undersigned.

                                     Sincerely,

                                     /s/ J. Richard Atwood

                                     J. Richard Atwood
                                     Principal and Chief Operating
Officer


JRA:vb

Enclosures



















	UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549



	SCHEDULE 13G


	Under the Securities Exchange Act of 1934

	(Amendment No.     1     )*


	Fleetwood Enterprises, Inc.
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	339099103
	(CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













	PAGE 1 OF 4 PAGES





CUSIP No.  339099103

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               First Pacific Advisors, Inc.
               04-3118452

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts

                   (5)  SOLE VOTING POWER
                                                                 -
0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY
1,649,900
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -
0-

                   (8)  SHARED DISPOSITIVE POWER

3,395,600

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,395,600

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               10.4

12) TYPE OF REPORTING PERSON*

               IA




*SEE INSTRUCTION BEFORE FILLING OUT!


	PAGE 2 OF 4 PAGES



ITEM 1(a)    NAME OF ISSUER.

               Fleetwood Enterprises, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3125 Myers Street, Riverside, CA  92503-5527

ITEM 2(a)    NAME OF PERSON FILING.

               First Pacific Advisors, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los
Angeles,
               CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Massachusetts

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Common Stock

ITEM 2(e)    CUSIP NUMBER.

               339099103

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER
             PERSON.

               N/A

ITEM 7       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH
             ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING
             COMPANY.

               N/A


	PAGE 3 OF 4 PAGES




ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


	February 12, 2001

Date


	/s/ J. Richard Atwood

Signature



	J. Richard Atwood, Principal and Chief Operating
Officer

Name/Title













	PAGE 4 OF 4 PAGES